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Exhibit 21

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
National Wireless Holdings Inc.	Delaware
Anagram International Communications Ltd.	Delaware
Electronic Network Systems, Inc.	Delaware
TLC Productions, Inc.	Florida

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  Exhibit 21
List of Subsidiaries